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                               TABLE OF CONTENTS
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                                                              Page

               Objectives of the Plan                          1

    I.         Plan Components                                 2


    II.        Common Stock Options Program                    2


    III.       Dividend Rights Program                         3


    IV.        Performance-Based Restricted Stock Program      4


    V.         Specific Guidelines                             7


    VI.        Eligibility                                     8


    VII.       Issuance                                        8


    VIII.      Company Successors                              9

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                            OBJECTIVES OF THE PLAN


 .    Improve financial and operational performance of the Company by focusing executive attention on the long run total return to stockholders, including competitive growth in market price and dividend yield.

 .    Align executive interest with stockholder interest in a balanced fashion with predominant focus on long-term stock price appreciation and a strong secondary focus on dividend security and growth and executive stock ownership.

 .    Stimulate individual performance within the context of a team effort.

 .    Provide compensation levels that allow the Company to attract, retain, and motivate highly competent executives.

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I.   PLAN COMPONENTS

     The Compensation Committee of the Board of Directors has the authority to designate appropriate programs to carry out the objectives of the Long-Term Incentive Plan. The Committee has broad authority to choose any combination of stock options, stock appreciation rights, restricted stock, performance units, performance shares, or other long-term programs to meet these objectives.

     Effective January 1, 1993, for the 1993 Plan Year and for awards and grants made under the Long-Term Incentive Plan (the "Plan") thereafter, the Compensation Committee has determined that given current tax laws and other economic considerations, the Performance-Based Restricted Common Stock Grants program is the appropriate program to be authorized under the Plan.

     No amendment to the Plan shall be deemed to affect any award already granted under the Plan for prior Plan Years.

II.  COMMON STOCK OPTIONS PROGRAMS

     This Program consists of Non-Qualified Stock Options encompassing the following characteristics:

     .    Granted at fair market value on date of grant.

     . Gain is solely a function of stock price increases above the initial grant price.

     .    After a one-year holding period, 100% of the options are vested.

     . Options are exercisable over a 10-year term or age 70, whichever is earlier.

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     .    At termination other than through retirement, death or disability, options that have been held less than one year are forfeited; options that have been held for more than one year are "exercisable" but may be exercised only for a period of three months from termination.

     .    Stock for stock swaps are permitted.

     . For 1992, options to purchase shares of the Company's Common Stock were granted at a level to produce 20% of the targeted competitive gain. Effective January 1, 1993, no new options will be granted under the Plan.

     . Employees who retire within the calendar year when an option might be granted may have their options prorated based on remaining active employment, except as the Compensation Committee may otherwise decide.

III. DIVIDEND RIGHTS PROGRAM

     The Dividend Rights Program consists of a Dividend Rights Account for each participant encompassing the following characteristics:

     .    Dividends accrue to rights in an assigned account,

     .    Fixed date for payout is five years after date of grant.

     . For 1992, Dividend Rights were granted at a level to produce 40% of the targeted competitive gain. Effective January 1, 1993, no new grants of Dividend Rights will be made under the Plan.

     .    Dividend Rights accounts do not accrue interest.

     . Account balance is forfeited if participant's employment terminates other than through retirement, death or disability before the date of payout unless waived by the Compensation Committee. Payout is made at time of retirement, death or disability.

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     .    Dividend Rights account balances payable prior to 1997 will be paid in cash. Effective January 1, 1992, for the 1992 Plan Year and for Dividend Rights granted thereafter (which Dividend Rights are payable beginning in 1997), Dividend Rights account balances will be paid as described herein. Subject to adjustment for fractional shares of Common Stock, 75% of each Dividend Rights account balance due will be paid to the participant in cash. 25% of cash Dividend Rights account balance due will be paid to the participant in shares of the Company's Common Stock, using, at the Company's option, either newly-issued or open-market shares (or a combination thereof). The market value of such shares of Common Stock will be determined at the close of trading on the New York Stock Exchange on the first business day in February following the date on which the Dividend Rights account balance becomes payable. If the portion of a Dividend Rights account balance to be paid in shares of the Company's Common Stock includes fractional shares, the value of such fractional shares will be paid as part of the cash payment made to the participant.

IV.  PERFORMANCE-BASED RESTRICTED STOCK PROGRAM

     The Performance-Based Restricted Stock Program will consist of conditional grants, subject to forfeiture, of performance-based restricted shares of the Company's Common Stock, using openmarket shares, encompassing the following characteristics:

     . Vesting of final awards of performance-based restricted common stock shall occur, if at all, at the end of a four-year restriction period.

     . The participant's ability to transfer or otherwise alienate or assign performance-based restricted shares of the Company's Common Stock

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          conditionally granted to him or her (as well as the ability to transfer the right to vote or direct the voting of those shares and receive dividend-related compensation) is restricted for a period of four years.

     . The number of shares conditionally granted to a participant are subject to forfeiture or increase, depending on how the total return for Delmarva shareholders compares to a peer group of electric utilities at the end of the four-year restriction period, as follows:

                             ====================================================
                                  Delmarva's Total
                                 Shareholder Return      Percent of Conditional
                                     Percentile               Grant Earned
                                (4-year cumulative)*       (no interpolation)
                             ----------------------------------------------------
                                  90%    to    100%                         150%
                             ----------------------------------------------------
                                  75%   to    89.9%                         130%
                             ----------------------------------------------------
                                  60%   to    74.9%                         115%
                             ----------------------------------------------------
                                  50%   to    59.9%                         100%
                             ----------------------------------------------------
                                  40%   to    49.9%                          50%
                             ----------------------------------------------------
                                  35%   to    39.9%                          25%
                             ----------------------------------------------------
                                    less than 35%                             0%
                             ====================================================

          *This column represents Delmarva's actual percentile ranking based on the peer group comparison at the end of the four-year restriction period. There is no interpolation between steps.

     . The participant receives compensation measured by dividends and may vote or direct the voting of performance-based restricted shares of Common Stock during the four-year restriction period. No portion of such compensation paid to the participant during the restriction period will be forfeited if the performance criterion is not met. No additional dividends will be paid, however, to the participant for prior periods if shares of Common Stock actually earned by and vested in the participant at the end of the four-year

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          restriction period exceed the number of performance-based restricted shares initially granted to the participant.

     . For 1992, awards of performance-based restricted shares of Common Stock were granted at a level to produce 40% of the potential gain. Effective January 1, 1993, awards of performance-based restricted shares of Common Stock are granted at a level to produce 100% of the targeted competitive gain.

     . Conditional grants of performance-based restricted shares of Common Stock are forfeited in the event of termination, other than for reasons of retirement, death, or disability, unless the forfeiture is waived by the Compensation Committee.

     . Restrictions on shares of Common Stock conditionally granted to participants who then become retired or disabled will lapse at the end of the four-year restriction period. The participant's shares will be subject to forfeiture or increase at that time, on a pro rata basis, depending on the total return for Delmarva's shareholders over the four-year restriction period.

     . In the event of a participant's death (including his or her death while retired or disabled), restrictions on his or her performance-based restricted shares of Common Stock will lapse, on a pro rata basis, immediately, without regard to whether the performance criterion is met at the end of the four-year restriction period.

     . For purposes of this program, "pro rata" means the difference between the time a grant is made and the date of retirement, disability, or death as that period relates to the four-year restriction period.

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V.   SPECIFIC GUIDELINES

     Regardless of programs selected by the Compensation Committee, the following guidelines apply.

     The overall potential gains from the Plan are intended to be sufficient, when combined with other forms of compensation, to attract and retain highly competent executives and to motivate high levels of performance from individuals with the knowledge, skills and abilities to build long-run total return for shareholders, consistent with the Company's customer objectives for reliable energy supply at competitive prices. The Company will analyze surveys of long-term incentive plans to determine recommended target and grant levels. Annually, the Compensation Committee will approve target and grant levels designed to accomplish this objective.

     The Compensation Committee will exercise its discretion to increase or decrease general grant levels depending upon its evaluation of management performance and its desire to provide additional individual incentive for future performance.

     However, it is assumed that in order to receive any grant, the eligible executive must be performing at a competent level. Recommended adjustments for the Chairman and Chief Executive Officer will be made by the Chairman of the Compensation Committee.

VI.  ELIGIBILITY

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     Employees in jobs core graded at salary grade level 19 and above are eligible for participation in the Long-Term Incentive Plan including employees in the entry grade 18 to a job core graded 19.

VII. ISSUANCE

     Grants under the Long-Term Incentive Plan will be considered on a yearly basis subject to recommendation of senior management and approval of the Compensation Committee of the Board of Directors. At its discretion, the Compensation Committee may discontinue issuance of grants as it deems appropriate and may alter the Plan pursuant to authority granted by the stockholders.

     Upon recommendation by senior management, the Compensation Committee may also award grants for newly promoted or hired employees at any time.

     Appropriate grant instruments will be issued to participants for their review and execution.


VIII.  COMPANY SUCCESSORS

     In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets, or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of Company stock will receive securities of another corporation, the Company, prior to such merger, consolidation, sale of assets or reorganization, shall make payment of all dividends in the Dividend Rights Accounts or at the participants' option the ongoing obligation to make such payments shall be assumed by the surviving corporation. In

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     the event that the change in ownership of the Company through the purchase by an individual or group of individuals acting in concert of at least 25% of the voting securities of the Company takes place, all dividends in the Dividend Rights Account will be immediately paid or, at the employees option, the ongoing obligation to make such payments will continue.

     All rights with respect to options granted and vested will likewise remain exercisable for their ten-year lives in the event of reorganizations or changes in ownership as outlined in this Section.

     Likewise, in the event of reorganizations or changes in ownership as outlined in this Section, all restrictions on performance-based restricted shares of Common Stock will lapse immediately, without regard to performance criterion then or at the end of any four-year Performance Period, and shares of Common Stock free of any restrictive legend shall be issued to the participant or his legal representative.

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